Exhibit 99.1 – Press Release

5BARz India provides sales guidance for 2H 2016

and FY 2017

Company generates significant momentum as it commercializes its network extender business in India

SAN DIEGO, CA July 7, 2016 – 5BARz International (OTCQB:BARZ) (www.5barz.com) (“5BARz” or “the Company”), a technology leader in the cellular network extender industry, today announced that its wholly owned subsidiary, 5BARz India Pvt., has provided sales guidance for its operations in the Indian market for the remainder of 2016, as well as for calendar year 2017.

5BARz, through its subsidiary 5BARz India, continues to make significant inroads into the Indian market as it commercializes its network extender business in that country. In Q1 2016, 5BARz India received an initial purchase order for the 5barz network extender from a tier-one telecommunications company in India and in Q2 2016 received a follow-on purchase order from that same entity. Additionally, 5BARz India recently received multiple purchase orders from a second, tier-one telecommunications company in India. After deploying a proven product and improving the cellular experience for consumers across India, and with the endorsement of the top two cellular operators in India as the partner of choice for boosting cellular coverage through its network extender, 5barz India expects to have sales revenue of approximately $2 million during Q3 and Q4 2016 combined.

5BARz expects the sales momentum for the network extender in India to continue through the 2017 calendar year. With the adoption rate of the 5BARz network extender steadily increasing in India, and the planned onboarding of additional, tier-one telecommunications providers in that country, 5BARz India forecasts revenues of approximately $10 million in 2017.

Commenting on these forecasts, Samartha Nagabhushanam, Managing Director & CEO, 5BARz India Private Limited said, “Our manufacturing facilities, which are located in India, have the capacity to produce several thousand network extenders per month. Additionally, we have completed supply chain management operations. As a result, our delivery capacity, predictability and control are primed to support ongoing and increasingly large purchase orders from our current and future telecommunications provider customers.”

Daniel Bland, CEO, 5BARz International stated, “This is an exciting time for our Company, as we continue to make significant headway through the adoption of our network extender by two, top-tier telecommunications companies in India. They are not only the largest and second largest telco’s in India, but also are two of the three largest telco’s in the world, and we believe that their endorsement is indicative of the quality and market opportunity for our network extender product. I congratulate Samartha and the entire team in India and San Diego in achieving this major milestone, and look forward to the continued growth of our Company as we commercialize our innovative technology offerings.”

About 5BARz India

5BARz India Private Limited is one of India’s most promising technology start-ups that is equipped to improve signal strength in poor coverage areas in India. Due to the 5BARz™ plug & play and zero installation cost device 5BARz™ Network Extender, 5BARz™ is emerging as the most attractive proposition in solving the problem of the last mile of wireless connectivity. 5BARz India is a part of 5BARz International Inc., a start-up that is delivering solutions for cellular network operators in providing clear, high quality signal for their subscribers. The ultra-portable 5BARz™ Network Extender incorporates a patented technology to create a high engineering based, single-piece, plug and play device that strengthens weak cellular signals by amplifying even the poorest cellular signals from 1 bar to 5 bars, ensuring uninterrupted connectivity at home and work.

For further information about 5BARz International, Inc., visit www.5BARz.com.

For further information on 5BARz India visit www.5BARzIndia.com.

About 5BARz International Inc.

The 5BARz International Inc. business is focused on the global commercialization of a patented product technology branded under the name 5BARz®. 5BARz® is a cellular network infrastructure device for use in the small office, home or for when users are mobile. 5BARz® incorporates a patented technology to create a highly engineered, single-piece, plug 'n play unit that strengthens weak cellular signals to deliver high quality signals for voice, data and video reception on cell phones and other cellular equipped devices. 5BARz® represents a key solution for cellular network operators in providing clear, high quality signal for their subscribers with a growing need for high quality connectivity. 5BARz International Inc.'s shares are publicly traded on the OTCBB under the ticker symbol BARZ.

Legal Notice Regarding Forward-Looking Statements

The information contained in this release consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, and competition in general that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

View source version on businesswire.com: http://www.businesswire.com/news/home/20160705005520/en/

Investor Contact:

Investor Relations Consulting Services, LLC
Mr. Alan Stamper, 727-771-8773
IR@5barz.com

Source: 5BARz International Inc.

Released July 7, 2016